Exhibit 99.1

Reliant Bancorp, Inc. Announces Chief Accounting Officer Change

Brentwood, Tenn. – (September 21, 2020) – Reliant Bancorp, Inc. (the “Company”) (Nasdaq: RBNC), the parent company for Reliant Bank, announced today that David A. Kowalski has resigned as Chief Accounting Officer and Controller of the Company and Reliant Bank in order to pursue other interests.

The Company also announced that Mark C. Seaton has been appointed as Senior Vice President, Chief Accounting Officer and Controller of the Company and Reliant Bank to succeed Mr. Kowalski. Mr. Seaton is an experienced financial executive with 19 years of financial institution accounting experience. Prior to joining the Company and Reliant Bank, Mr. Seaton was employed as Senior Vice President, Controller of CapStar Bank in Nashville, Tennessee. Mr. Seaton holds a bachelor’s degree in Accounting from Western Kentucky University.

Contact

DeVan Ard, Jr., Chairman and CEO, Reliant Bancorp, Inc. (615.221.2087)

About Reliant Bancorp, Inc. and Reliant Bank

Reliant Bancorp, Inc. (Nasdaq: RBNC) is a Brentwood, Tennessee-based financial holding company which, through its wholly-owned subsidiary Reliant Bank, operates banking centers in Cheatham, Davidson, Hamilton, Hickman, Maury, Montgomery, Robertson, Rutherford, Sumner, and Williamson counties, Tennessee. Reliant Bank is a full-service commercial bank that offers a variety of deposit, lending, and mortgage products and services to business and consumer customers. As of June 30, 2020, the Company had approximately $3.0 billion in total consolidated assets, approximately $2.3 billion in loans, and approximately $2.5 billion in deposits. For additional information, locations and hours of operation, please visit www.reliantbank.com.

-  END  -